Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Adept Technology, Inc for the registration of 225,000 shares of its common stock and to the incorporation by reference therein of our report dated September 10, 2007, with respect to the consolidated financial statements and the financial statement schedule of Adept Technology, Inc. for the years ended June 30, 2007 and 2006, included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Armanino McKenna LLP

San Ramon, California

September 12, 2007